                             SUBSCRIPTION AGREEMENT

Board of Directors
SurfNet Media Group, Inc.
2245 W. University Drive, Suite 9
Tempe, AZ  85281

Dear Sirs:

        I hereby subscribe for and propose to acquire the number of shares of the
$.0001 par value common stock (the "Shares") of SurfNet Media Group, Inc., a
Delaware corporation (the "Company") and make the capital contribution set forth on the signature page hereof, payable to the Company in immediately available funds at the purchase price of $1.00 per share, upon acceptance by the Company of this subscription, on the following terms and conditions:

        Financial Status. I have adequate means of providing for my current needs and possible personal contingencies and those of my dependents. I have no need for liquidity in this investment. I am able to bear the economic risk of a capital contribution to the Company for an indefinite period and can afford a complete loss of my investment. I have no reason to anticipate any change in my personal circumstances, financial or otherwise, within the next two years which might cause me to attempt to resell or transfer my Shares. My proposed investment in the Company does not exceed 10% of my net worth (including principal residence, furnishings and personal automobiles); and/or I have sought the advice of a third person experienced in financial and business matters to assist me in evaluating the merits and risks of my prospective investment.

        Risk Factors. I understand that an investment in an enterprise such as the
Company is subject to a greater number of risks than an investment in a more mature and established concern. Because the Company is in its development stage, not all of the risks may be readily subject to identification or adequate analysis. Consequently, factors critical to the Company's success, such as the validity of its business concept and marketing strategy, its ability to implement an effective marketing plan, the quality of its management and the adequacy of its financing cannot be evaluated based upon the Company's operating history. I have considered these limitations in making my investment decision to purchase the Shares.

        Investment Intent. I am acquiring the Shares with the intent of holding the
Shares for investment only for my own account and without the intent of participating directly or indirectly in any distribution of the Shares. I understand that the Shares are being issued by the Company without registration and pursuant to exemption from registration under Section 4(2) of the Securities
Act of 1933, as amended, or other applicable state securities "blue sky" laws. I am a resident of, and domiciled in, the State of Georgia and have no present intention to become a resident of any other state or jurisdiction.

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        Restrictions on Transfer. I understand that I cannot sell the Shares unless they are subsequently registered under federal or state securities laws, or an exemption from registration is available and the Company is furnished with a reasonably acceptable opinion of counsel to the effect that registration is not required. The Company is under no obligation to register the Shares on my behalf or to comply with any exemption requirements. The Shares are transferable only on the books of the Company and any other attempted transfer of the Shares will be null and void.

        Restrictive Legend. I further understand and agree that the certificates representing the Shares may bear a legend in substantially the following form:

        The securities evidenced by this certificate have been issued or sold in reliance on Section 4(2) of the Securities Act of 1933, as amended, and other applicable state securities "blue sky" laws, and may not be sold or transferred except in a transaction which is exempt under said
        Acts or pursuant to an effective registration under such Acts.

        I hereby acknowledge that the Company has afforded me (i) access to all material books and records of the Company and to all material contracts and documents relating to its business and the purchase of the Shares and making of the capital contribution contemplated hereby and (ii) the opportunity to ask questions of and receive answers from the Chief Executive Officer of the Company or a person or persons acting on his behalf and to obtain additional information which I may have deemed necessary or appropriate to evaluate an investment in the Company. All such questions have been answered to my full satisfaction. No oral representations have been made to me which were in any way inconsistent with the books and records and material contracts and documents made available for review.

        I hereby acknowledge that (i) this subscription is irrevocable (subject to applicable securities laws) but may be rejected in whole or in part by the
Company in its sole and absolute discretion and will not be effective unless and until accepted by the Company; and (ii) upon acceptance, the Company may immediately utilize the net proceeds tendered herewith from the sale of the
Shares. When issued, the Shares will be fully paid and non-assessable.

        This Subscription Agreement recites our entire understanding regarding the circumstances under which I will buy the Shares. If we wish to alter our understanding, we must first prepare an amendment to this letter that reflects our revised understanding. The promises I have made in this letter as well as any obligations entailed by this letter that derive from my purchase of the
Shares will continue for so long as I own the Shares.

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        I have carefully read this letter and, to the extent I felt it necessary, discussed its implications with my attorney, accountant or other financial advisor.

                                   Very truly yours,

                                   /s/ Rayford Jeffreys

                                   Rayford Jeffreys

                                   Social Security Number:

                                   Number of Shares to be Purchased:  25,000

                                   Investment:       $25,000

ACCEPTED AND AGREED:

SURFNET MEDIA GROUP, INC.

By:   /s/ Robert D. Arkin
      Robert D. Arkin
      Chief Executive Officer

Date::  July 17, 2003